EXHIBIT 4(e)


                                 STOCK PURCHASE
                               AND LOAN AGREEMENT



            THIS STOCK PURCHASE AND LOAN AGREEMENT ("the Agreement") is entered into as of this 22nd day of April, 2002 by and between SUTTER OPPORTUNITY FUND 2, LLC, a California limited liability company ("SOF-2") and SUTTER HOLDING COMPANY, INC. a Delaware corporation, and all of its subsidiaries and affiliated companies (collectively "SHOC" or the "Company").

            WHEREAS, SOF-2 has agreed to make a $408,375.70 investment in SHOC as provided in this Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

Agreement

         1. Transfer. SOF-2 hereby agrees to transfer to SHOC various limited partnership interests as set forth in the Assignment of Limited Partner Interest of even date herewith, with an agreed upon value of $408,375.70 (the "Transfer"). Payment for the Transfer shall be in the form of a promissory note (the "Note") in the principal amount of $408,375.70 in the form attached hereto as Exhibit A.

         2. Security. All obligations of SHOC hereunder shall be secured by a lien and security interest in favor of SOF-2 in and to all of the assets of SHOC, including but not limited to fixed assets, leases, leasehold improvements, office and production equipment, accounts, contracts, contract rights, claims, choses in action, receivables, inventory, work in process, equipment and intellectual property. As a condition to effecting the Transfer set forth in Paragraph 1 above, SHOC shall execute and deliver to SOF-2 a security agreement substantially in the form attached hereto as Exhibit B (the "Security Agreement") and a UCC-1 financing statement in a form acceptable to SOF-2 for filing in the States of Delaware and California (the "Financing Statement"). This Agreement, the Note, the Security Agreement, the Assignment of Limited Partner Interest, and the Financing Statement are sometimes referred to collectively herein as the "Transaction Documents" and individually as a "Transaction Document".

         3. Term. The outstanding balance of the Note shall be payable in full 2 years after the date of the Note (the "Maturity Date").

         4. Option to pay Interest in-Kind. Unless there shall have occurred an Event of Default, SHOC shall have the option to pay all interest due arising from this Agreement and the related Promissory Note by issuing Shares to SOF-2. Any Shares issued pursuant to this Section 4 shall be issued with a valuation equal to 90% of Market Value. SOF-2 acknowledges that any Shares issued pursuant to this Section 4 will not be registered under the Securities Act, nor qualified under the securities laws of any other jurisdiction, that the Shares will constitute "restricted securities" for purposes of the Securities Act, and that the Shares cannot be resold unless they subsequently are registered under the Securities Act and qualified under applicable state securities laws.

         5. Option to Convert Note Amount to Equity.

         5.1 SOF-2 shall have the right at any time the Note remains unpaid (in whole or part), to convert the unpaid balance of the Note to a number of Shares equal to the Conversion Shares. In the event SOF-2 elects to convert the Note into Shares, SHOC shall promptly issue to SOF-2 an amount of Shares equal to the Conversion Shares. Such Shares shall be deemed to be fully paid, non-assessable shares as of the date of this Agreement. In the event any SHOC shares are registered subsequent to the conversion of the Note pursuant to the Securities Act of 1933, as amended (the "Securities Act") the Shares issued hereunder shall likewise be registered.

         5.2 If an Event of Default occurs, SOF-2 shall have the right to convert the unpaid portion of the Note to Shares at a price per Share equal to the lesser of (i) the product of the Conversion Price and fifty percent (50%), and (ii) the product of the Market Price and fifty percent (50%). The parties acknowledge and agree that the rights set forth herein are in the nature of liquidated damages and not a penalty, taking into account the likelihood that should a default occur, the market value of the Shares and the ability of SOF-2 to liquidate the Shares is highly speculative.

         6. Representations and Warranties of SHOC.

                  (a) Organization. SHOC is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and is in good standing and qualified to do business in the State of California.

                  (b) Corporate Power. SHOC has all requisite corporate power to execute and deliver this Agreement and to carry out and perform its obligation under the terms of this Agreement, and the person executing this Agreement has the requisite authority to do so.

                  (c) Authorization. All corporate action on the part of SHOC, its directors and shareholders, necessary for the authorization, execution, delivery, and performance of this Agreement, and the performance of its respective obligations hereunder, including the issuance and delivery of the Note, and the Shares has been taken or will be taken prior to closing. SHOC agrees to take all reasonably necessary corporate action to reserve or authorize the equity securities issuable upon conversion of the Note, if applicable. The Transaction Documents, when executed and delivered by SHOC, shall constitute valid and binding obligations of SHOC enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors. Upon conversion of the Note, the equity securities of SHOC will be validly issued, fully paid, and nonassessable and free of any liens or encumbrances.

                  (d) Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of SHOC in connection with the valid execution and delivery of this Agreement, the offer, sale, or issuance of the equity securities issuable upon conversion of the Note or the consummation of any other transaction contemplated hereby shall have been obtained and will be effective at the closing, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.


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

         7. Cross-Default. Any Event of Default (as such term is defined in the Promissory Note) which occurs under any of the Transaction Documents shall automatically be deemed an Event of Default under all of the Transaction Documents and SOF-2 shall be entitled to exercise all or any of the rights and remedies available to SOF-2 under the Transaction Documents in any order, at SOF-2's sole discretion, after the occurrence of an Event of Default.

         8. Senior Securities. SHOC agrees that so long as the Note remains unpaid, in full or part, SHOC shall not issue any securities senior to the Note without the prior written agreement of SOF-2.

         9. Miscellaneous.

                  (a) Binding Agreement; Further Assurances; Enforceablility of Terms. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly provided in this Agreement. Each party shall execute such other and further documents, and take such other and further actions as are reasonably necessary to carry out the intents and purposes of this Agreement and the Transaction Documents, without notice and additional consideration. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision of the remaining provisions of this Agreement.

                  (b) Governing Law; Attorneys Fees. This Agreement shall be governed by and construed under the laws of the State of Delaware. Any action on this agreement may be brought in Delaware. In the event either party should initiate legal action to enforce such party's rights, or to collect damages on account of a breach of this Agreement, the non-prevailing party shall pay to the prevailing party all costs and attorneys fees incurred.

                  (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

                  (d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  (e) Modification; Waiver. No modification or waiver of any provision of this Agreement, or delay in enforcing any right or remedy, or consent to departure therefrom shall be effective unless in writing and approved by the parties.


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

                  (f) Notices. All notices and other communications with respect to this Agreement shall be in writing, mailed, telefaxed, emailed if to either party at:
                 Sutter Capital Management, LLC
                 150 Post Street, Suite 405
                 San Francisco, CA 94108
                 Attn: Robert E. Dixon

10. Definition of Terms.

"Conversion Price" shall mean the lesser of $0.50 per share or the Market Price of SHOC common stock. Provided, however, unless there shall have occurred an Event of Default, the Conversion Price shall not mean a number less than $0.25.

"Conversion Shares" shall mean a number equal to 408,375.70 divided by the Conversion Price.

"Event of Default" shall be as defined under the Promissory Note attached as Exhibit A hereto.

"Market Price" shall mean the lesser of (i) the ten day weighted average trading price of SHOC common stock up to and including the day on which Market Price is calculated; and (ii) the mid-point between the closing bid price and closing offer price for SHOC common stock on the day Market Price is calculated.

"Share" shall mean a share of common stock of Sutter Holding Company, Inc. as traded on the Over-the-Counter Bulletin Board under the symbol "SHOC" (or such subsequent exchanges and/or symbols as may prevail). Any reference to Shares shall be adjusted for subsequent splits, reverse splits, or other recapitalizations of SHOC.

          IN WITNESS WHEREOF, the parties have executed this Stock Purchase and Loan Agreement as of the date first written above.


                               SUTTER HOLDING COMPANY, INC.


                               By:_____________________________
                                    Robert E. Dixon, Chief Executive Officer




                               SUTTER OPPORTUNITY FUND 2, LLC


                               By:_____________________________
                                  Robert E. Dixon, President
                                  Sutter Capital Management, LLC
















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